Alaska Communications Senior Vice President
Jim Johnsen Named New University of Alaska President

ANCHORAGE, Alaska, July 28, 2015 – Jim Johnsen, Alaska Communications (NASDAQ: ALSK), senior vice president of human resources and process transformation, today was named president of the University of Alaska (UA).

Johnsen will replace current UA President Patrick K. Gamble, who announced his retirement in December 2014.

Johnsen has led Alaska Communications’ human resource and process transformation functions since 2011, when he joined the company.

During his time at Alaska Communications, Johnsen developed and implemented the company’s first process improvement program, leadership development program and led the company’s collective bargaining agreement negotiations.

“It’s been a pleasure and honor serving alongside Jim,” said Anand Vadapalli, Alaska Communications president and chief executive officer. “Speaking personally and on behalf of our board of directors, we congratulate Jim, thank him for his service and wish him much success. Jim’s leadership will serve our University and its diverse campuses well.”

Johnsen joined Alaska Communications in 2011 from Doyon, Limited, an Alaska Native regional corporation, where he served as senior vice president of administration. Before that, he served as vice president of administration and chief of staff at the University of Alaska. Johnsen is active in the community as a member of the Alaska State Chamber of Commerce board of directors, a trustee of the University of Alaska Foundation and a commissioner of the Western Interstate Commission on Higher Education. Johnsen holds an undergraduate degree from the University of California, Santa Cruz, a master’s from the University of Chicago and a doctorate from the University of Pennsylvania.

Johnsen will become the University of Alaska’s 14th president Sept., 1, 2015.

About Alaska Communications
Alaska Communications (NASDAQ: ALSK) is the leading provider of advanced broadband and IT managed services for businesses and consumers in Alaska. The company operates a highly reliable, advanced statewide data network with the latest technology and the most diverse undersea fiber optic system connecting Alaska to the contiguous U.S. For more information, visit www.alaskacommunications.com or www.alsk.com.

Media contact:
Hannah Blankenship, 907-564-1326

Hannah.Blankenship@acsalaska.com

Investor Contact:

Tiffany Dunn, 907-564-7556

investors@acsalaska.com

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